Exhibit 4.14

SECURITIES PURCHASE AGREEMENT

        THIS SECURITIES PURCHASE AGREEMENT (the “AGREEMENT”), dated as of July 31, 2007, is made by and among Elbit Vision Systems Ltd., a company organized under the laws of Israel, with headquarters located at 1 Hayasur Street, Hasharon Industrial Park, Kadima, P.O.B. 5030, Israel (the “COMPANY”), and Shavit Capital Fund GP, L.P, an exempted limited partnership established under the laws of the Cayman Islands of Jerusalem Technology Park, Building 98, P.O. Box 82 3rd Floor, Malcha, Jerusalem 96951, Israel (the “BUYER”).

        WHEREAS:

A. Subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined herein), and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Buyer, and the Buyer, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

B. The Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) three million one hundred and seventy four thousand six hundred and three (3,174,603) Ordinary Shares Ordinary Shares (the “PURCHASED SHARES”); (ii) warrants, in substantially the form attached hereto as EXHIBIT A (the “WARRANTS”), to acquire up to one million five hundred and eighty-seven thousand three hundred and two (1,587,302) Ordinary Shares (as exercised, collectively, the “WARRANT SHARES”).

C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as EXHIBIT B (the “REGISTRATION RIGHTS AGREEMENT” and together with this Agreement and the Schedules and Exhibits hereto, the “TRANSACTION DOCUMENTS”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Purchased Shares and the Warrant Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

D. The Purchased Shares, the Warrants and the Warrant Shares collectively are referred to herein as the “SECURITIES”.

        NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1.	DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1:

        “AFFILIATE” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act.

        “COMMISSION” means the United States Securities and Exchange Commission.

        “COMPANY COUNSEL” means Yigal Arnon & Co., 46th Floor, 1 Azrieli Center, Tel Aviv, Israel 67012.

        “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        “ORDINARY SHARES” means the Ordinary Shares of the Company, par value New Israeli Shekel 1.00 per share.

        “PERSON” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, limited liability partnership, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

        “REGISTRATION STATEMENT” means a registration statement covering the resale by the Buyer of the Purchased Shares and sale of the Warrant Shares.

        “RULE 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

        “SECURITIES ACT” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        “SHORT SALES” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

        “TRANSACTION DOCUMENTS” means this Agreement, the Warrant, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

2.	PURCHASE AND SALE OF PURCHASED SHARES AND WARRANTS.

    a.        PURCHASE OF PURCHASED SHARES AND WARRANTS. Upon execution of this Agreement, the Company shall issue and sell to the Buyer, and the Buyer shall purchase from the Company, the Purchased Shares along with Warrants to acquire the Warrant Shares.

    b.        PURCHASE PRICE. The purchase price (the “PURCHASE PRICE”) of the Purchased Shares and Warrants to be purchased by the Buyer, shall be one million five hundred thousand United States Dollars ($1,500,000). The exercise price of the Warrant Shares shall be equal to forty-five ($0.45) Cents for each Warrant Share exercised under the Warrants

    c.        PAYMENT DATE. Notwithstanding anything to the contrary herein, payment of the Purchase Price (the “PAYMENT DATE”) shall be by no later than August 31,2007.

    d.        FORM OF PAYMENT. The Purchase Price shall be paid by wire transfer of immediately available funds in accordance with the Company’s written wire instructions.

    e.        DELIVERY OF THE SHARE CERTIFICATES. Within seven days of the date hereof, the Company shall deliver to the office of Company Counsel, certificates for the Purchased Shares and the Warrants duly executed on behalf of the Company and registered in the name of the Buyer (which certificates shall be held in trust by the Company Counsel until actual receipt of the entire Purchase Price payable by the Buyer).

    f.        DELIVERY OF ANCILLARY DOCUMENTS.Concurrently, herewith, (i) the Company and the Buyer shall execute the Registration Rights Agreement; and (ii) the Company shall deliver to the Buyer the legal opinion attached hereto as EXHIBIT C, and a resolution of the Company’s Board of Directors approving the transactions contemplated herein.

    g.        BINDING OBLIGATION. Upon execution of this Agreement, the Buyer has entered into a binding obligation to pay the full Purchase Price, and the Company has entered into a binding obligation to issue the Purchased Shares and the Warrants, which obligations cannot be terminated.

3.	BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants, as of the date hereof and as of the Payment Date that:

    a.        ORGANIZATION; AUTHORITY. The Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Buyer. Each Transaction Document to which it is a party has been duly executed by the Buyer, and when delivered by the Buyer in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Buyer, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

    b.        OWN ACCOUNT. The Buyer understands that the Securities are “restricted securities” as defined in Rule 144 and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting the Buyer’s right to sell the Securities pursuant to a Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. The Buyer is acquiring the Securities hereunder in the ordinary course of its business.

    c.        PURCHASER STATUS. At the time the Buyer was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Buyer is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

    d.        EXPERIENCE OF THE BUYER. The Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Buyer is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

    e.        GENERAL SOLICITATION. The Buyer is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

    f.        SHORT SALES AND CONFIDENTIALITY PRIOR TO THE DATE HEREOF. During the period commencing from the time that a Buyer was first informed (verbally or in writing) by the Company or any other Person about the transactions contemplated hereunder until three months after the date hereof (“DISCUSSION TIME”), other than the transaction contemplated hereunder, the Buyer has not, nor has any Person acting on behalf of or pursuant to any understanding with the Buyer, directly or indirectly, effected or agreed to effect any Short Sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Ordinary Shares, borrowed or pre-borrowed any Ordinary Shares, or granted any other right (including, without limitation, any put or call option) with respect to the Ordinary Shares or with respect to any security that includes, relates to or derived any significant part of its value from the Ordinary Shares or otherwise sought to hedge its position in the Securities (each, a “PROHIBITED TRANSACTION”). Prior to three months after the date hereof, the Buyer shall not, and shall cause its Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction. Notwithstanding the foregoing, if the Buyer is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Buyer’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Buyer’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, the Buyer has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

    g.        LEGENDS. The Buyer understands that the certificates or other instruments representing the Purchased Shares and the Warrants and, until such time as the resale of the Purchased Shares and the Warrant Shares have been registered under the Securities’ Act, the certificates representing the Warrant Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state, and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION, ACCOMPANIED BY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED”.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for sale under the 1933 Act, or (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities is made in accordance with the provisions of Regulation S (§§ 230.901 through 230.905, and Preliminary Notes, may be made without registration under the Securities Act and that such legend is no longer required.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer as of the date hereof and as of the Payment Date, and acknowledges the Buyer is entering into this transaction in reliance thereon, as follows:

    a.        ORGANIZATION; GOOD STANDING; POWER; etc. The Company is duly organized and validly existing under the laws of the State of Israel. The Company has the requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereon. The execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of the Company. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. Each of the Purchased Shares and Warrant Shares, when issued to the Buyer according to this Agreement will be duly authorized, validly issued, fully paid, and non-assessable, and free and clear of liens, security interests, pledges, charges and encumbrances (“Liens”) other than those Liens created or known of by the Buyers. No securities of the Company are entitled to preemptive or similar rights, and no third party has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Other than as set forth in Schedule 3a., hereto, to the knowledge of the Company, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any third party any right to subscribe for or acquire, any shares of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional Ordinary Shares, or securities or rights convertible or exchangeable into Ordinary Shares. The issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue Ordinary Shares or other securities to any Person (other than the Buyer) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

    b.        NO CONFLICTS. The Company is not in violation of any of the provisions of its memorandum or articles of incorporation or other organizational or charter documents. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or ScanMaster Systems (IRT) Ltd. (the “Subsidiary”) certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or the Subsidiary is a party or by which any property or asset of the Company or the Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject, or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. “MATERIAL ADVERSE EFFECT” means any of (A) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (B) a material and adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company, or (C) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document.

    c.        CAPITALIZATION. The authorized capitalization of EVS on the date hereof is 90,000,000 NIS divided into 90,000,000 ordinary shares, par value NIS 1.00 each. As of the date hereof, 47,621,351 ordinary shares are outstanding.

    d.        DOCUMENTS. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials together with reports on Form 6-K furnished by the Company to the Commission being collectively referred to herein as the “SEC REPORTS”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.

        As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    e.        FINANCIAL STATEMENTS. The audited consolidated financial statements (the “Financial Statements”) for the year ended December 31, 2006 of EVS disclosed all material liabilities of EVS as of the date thereof, were prepared in accordance with generally accepted standards in the United States consistently applied throughout the periods involved and fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in shareholders’ equity of EVS and its consolidated subsidiaries at the dates and for the periods presented.

    f.        FILINGS, CONSENTS AND APPROVALS. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing with the United States Securities and Exchange Commission (the “Commission”) of the Registration Statement in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by state securities laws, and (iii) those that have been made or obtained prior to the date of this Agreement.

    g.        MATERIAL CHANGES. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

    h.        LITIGATION. There is no action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) except as specifically disclosed in the SEC Reports, could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor the Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports. There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

    i.        LABOR RELATIONS. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

    j.        COMPLIANCE. Neither the Company nor its Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or the Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

    k.        REGULATORY PERMITS. The Company and the Subsidiary possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and neither the Company nor the Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permits.

    l.        TITLE TO ASSETS. The Company and the Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiary. Any real property and facilities held under lease by the Company and the Subsidiary are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiary are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

    m.        PATENTS AND TRADEMARKS. The Company and the Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “INTELLECTUAL PROPERTY RIGHTS”). Except as set forth in the SEC Reports, neither the Company nor the Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. Except as set forth in the SEC Reports, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

    n.        INSURANCE The Company and the Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiary are engaged. The Company has no reason to believe that it will not be able to renew its and the Subsidiary’s existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and the Subsidiary’s respective lines of business.

    o.        TRANSACTIONS WITH AFFILIATES AND EMPLOYEES. Except as set forth in the SEC Reports and in Schedule 3(o) hereto, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

    p.        INTERNAL ACCOUNTING CONTROLS. The Company and the Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiary, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 20-F is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures in accordance with Item 307 of Regulation S-K under the Exchange Act for the Company’s most recently ended fiscal year (such date, the “EVALUATION DATE”). The Company presented in its most recently filed Form 20-F the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308(c) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

    q.        SOLVENCY. Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

    r.        CERTAIN REGISTRATION MATTERS. Assuming the accuracy of the Buyers’ representations and warranties set forth herein, no registration under the Securities Act is required for the offer and sale of the Shares and Warrants and the offer of the Warrant Shares by the Company to the Buyers under the Transaction Documents. The Company is eligible to register its Ordinary Shares for resale by the Investors under Form F-3 promulgated under the Securities Act. Except as specified in the Registration Rights Agreement, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

    s.        LISTING AND MAINTENANCE REQUIREMENTS. Except as specified in the SEC Reports, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of the Trading Market on which the Ordinary Shares are currently quoted (the “Principal Market”), and no approval of the shareholders of the Company thereunder is required for the Company to issue and deliver to the Buyers the Securities contemplated by Transaction Documents.

    t.        INVESTMENT COMPANY. The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

    u.        NO ADDITIONAL AGREEMENTS. The Company does not have any agreement or understanding with any Buyer with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

    v.        FOREIGN CORRUPT PRACTICES. To the knowledge of the Company, neither the Company, nor the Subsidiary, nor any director, officer, agent, employee or other Person acting on behalf of the Company or the Subsidiary has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

    w.        DISCLOSURE. The Company confirms that neither it nor any Person acting on its behalf has provided any Buyer or its respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information. The Company understands and confirms that the Buyers will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    x.        NO GENERAL SOLICITATION; COMPLIANCE WITH SECURITIES LAWS. Neither the Company, nor any of its affiliates, nor to the knowledge of the Company, any Person acting on its or their behalf, has engaged in any form of “general solicitation” or “general advertising” or Directed Selling Efforts (within the meaning of Regulation D or S, respectively) in connection with the offer or sale of the Securities. The Securities have been offered in compliance with all applicable securities laws, including, without limitation, the Israeli Securities Law, 1968.

    y.        ISRAELI LAW COMPLIANCE. The Company is in compliance in all material respects with all conditions and requirements stipulated by the instruments of approval granted to it with respect to the “Approved Enterprise” status of any of the Company’s facilities by Israeli laws and regulations relating to such “Approved Enterprise” status and other tax benefits received by the Company; and the Company or its Subsidiary have not received any notice of any proceeding or investigation relating to revocation or modification of any “Approved Enterprise” status granted with respect to any of the Company’s facilities which the Company believes could reasonably be expected to result in material liability to the Company. The Company and its Subsidiary are not in violation of any condition or requirement stipulated by the instruments of approval granted to the Company by the Office of Chief Scientist in the Israeli Ministry of Industry and Trade (the “OCS”) and any applicable laws and regulations with respect to any research and development grants given to it by such office. All information supplied by the Company with respect to such applications was true, correct and complete in all material respects when supplied to the appropriate authorities. The Company’s and its Subsidiary’s contingent liabilities to the OCS are disclosed in the Company’s SEC Reports.

5.	MISCELLANEOUS.

    a.        GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel, without giving effect to any statutes concerning choice or conflict of law (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other that the State of Israel. Any controversy or claim arising out of or in connection with this agreement or any breach or alleged breach hereof shall be exclusively resolved by the competent courts of Tel Aviv, Israel, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

    b.        SURVIVAL. The representations and warranties of the Buyer and the Company contained in Sections 3 (other than 3.c. relating to capitalization which shall survive without limitation) and 4 respectively shall survive for a period of two years following the date hereof.

    c.        COUNTERPARTS. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

    d.        HEADINGS. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

    e.        SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

    f.        ENTIRE AGREEMENT; AMENDMENTS. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyer. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

    g.        NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) two business days in Israel after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Elbit Vision Systems Ltd.
1 Hayasur Street,
Hasharon Industrial Park,
Kadima, P.O. Box 60920,
Israel
Telephone:	972-9-866-1610
Fax:	972-9-866-1700

With a copy to (which shall not constitute notice):

Yigal Arnon & Co.
One Azrieli Center, Round Tower, Tel Aviv, Israel
Telephone:	+(972)-3-608-7864
Facsimile:	+(972)-3-608-7714
Attention:	Adrian Daniels, Adv.

If to the Buyer: Shavit Capital Fund GP, L.P Jerusalem Technology Park,
Building 98, P.O. Box 82 3rd Floor,
Malcha, Jerusalem 96951,
Israel
Fax: 972-2-649-0741
Attn: Gary Leibler

with copies to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173-1922
Fax: (212)547-5444
Attn: Mark Selinger
Meir A. Lewittes

Ephraim Abramson & Co.
16B King George Street
Jerusalem 94229
Israel
Fax: (972)-2-623-3229
Attn: Harry Grynberg, Adv.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

    h.        SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Buyers of the Purchased Shares or the Warrants. The Buyer may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

    i.        NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

    j.        FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

    k.        NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

ELBIT VISION SYSTEMS LTD.

By:_________________________________
Name: David Gal    Yaron Menashe
Title:   CEO                       CFO

BUYER:

Shavit Capital Fund GP, L.P

By: Its General Partner - Shavit Capital (GP) Management Ltd.

By: __________________________

Title: _________________________

EXHIBITS SCHEDULE

Exhibit A	Form of Warrant
Exhibit B	Registration Rights Agreement
Exhibit C	Opinion

SCHEDULE 3A

The Company has granted share options to purchase up to 4,774,353 ordinary shares, to its employees, officers, directors and consultants pursuant to its existing employee share option plans.

The Company granted its public shareholders warrants to purchase up to 2,257,664 ordinary shares pursuant to a plan of arrangement approved by the District Court of Haifa in November 2003.

In August 2005, the Company issued a warrant to Mizrachi Bank for the purchase of up to 571,428 ordinary shares.

Pursuant to an agreement dated February 21, 2006 (the “Mivtach Agreement”) with MSND Real Estate Holdings Ltd. (“Mivtach”), the Company issued Mivtach warrants to purchase up to 4,000,000 ordinary shares pursuant to a warrant; and pursuant to a Convertible Promissory Note (the “Note”) issued on the same date, the Company may issue Mivtach up to 6,000,000 Ordinary Shares upon the conversion of the Note by Mivtach.

On July 31, 2007, the Company and Mivtach entered into an agreement, pursuant to which, the Note was amended (the “Amendment”). Pursuant to the Amendment, in place of the 6,000,000 Ordinary Shares issuable upon conversion of the Note, Mivtach will be issued with 9,523,810 Ordinary Shares in consideration for a payment to the Company of $3,000,000, and Mivtach will receive a 4 year warrant to purchase 2,380,952 Ordinary Shares at an exercise price of $0.45 per share. Mivtach also agreed to waive its rights to exercise at least 3,000,000 Ordinary Shares issuable under the Mivtach Agreement, agreeing to exercise no more than 1,000,000 Ordinary Shares issuable under the Amendment.

The Company has granted Elbit Ltd., options to purchase up to 1,512,863 ordinary shares pursuant to a plan of arrangement approved by the District Court of Haifa in November 2003.

Pursuant to an agreement with Elbit Ltd., consummated on July 31, 2007, Elbit Ltd., will (i) convert an existing loan to the Comapny in the amount of $470,000 (including accrued interest up until March 31, 2007) into 1,492,063 Ordinary Shares, at a price of $0.315 per share; (ii) invest $250,000 in the Company in consideration for 793,651 Ordinary Shares at a price of $0.315 per share; and (iii) will receive a 4 year warrant to purchase 396,825 Ordinary Shares at an exercise price of $0.45 per share.

In June 2007 the Company completed an investment with a group of Israeli institutional investors, or the Israeli Investors, for the purchase of 6,290,941 Ordinary Shares for $0.315 per share, of an aggregate price of $1,981,646. Pursuant to the transaction, the investors were also issued warrants to purchase 3,145,472 Ordinary Shares at an exercise price per share of $0.45, exercisable for a period of 4 years.

See also the capitalization table attached.

SCHEDULE 3(O)

On May 1, 2006, the Company entered into a Consulting Agreement with MA&AT, an Austrian company which receives services from, but is not controlled by a director of the Company Mr. Nir Alon. The Consulting Agreement was ratified by the shareholders of the company at a meeting of the Company held on November 20, 2006.